SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2


                            TLC The Laser Center Inc.
                                (Name of Issuer)


                                  Common Shares
                         (Title of Class of Securities)


                                    872934104
                                 (CUSIP Number)


                                  June 27, 1997
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
            [ ] Rule 13d-1(b)

            [ ] Rule 13d-1(c)

            [X] Rule 13d-1(d)

----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 872934104                   13G                      Page 2 of 7 Pages


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Jeffery J. Machat


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       Canada

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            4,322,293
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             N/A
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             4,362,500
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       N/A
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,362,500

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.0%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872934104                   13G                      Page 3 of 7 Pages


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       1123562 Ontario Limited


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       Canada

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            N/A
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             4,300,000
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             N/A
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       4,300,000
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,300,000

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.8%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       CO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872934104                   13G                      Page 4 of 7 Pages


--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Machat Family Trust


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       Canada

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            N/A
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             4,300,000
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             N/A
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       4,300,000
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       4,300,000

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       12.8%

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       OO

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 872934104                   13G                      Page 5 of 7 Pages


Item 1.     (a)   Name of Issuer:
                  TLC THE LASER CENTER INC.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  5600 Explorer Drive, Suite 301
                  Mississuaga, Ontario L4W 4Y2
                  --------------------------------------------------------------

Item 2.     (a)   Name of Person Filing:
                  Jeffery J. Machat
                  1123562 Ontario Limited
                  Machat Family Trust
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  16 York Mills Road, Suite 110
                  North York, Ontario M2P 2E5
                  --------------------------------------------------------------
            (c)   Citizenship:
                  Canada
                  --------------------------------------------------------------
            (d)   Title of Class of Securities:
                  Common Shares
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                  872934104
                  --------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

           N/A

      This Schedule 13G is filed pursuant to Rule 13d-1(d) of the Securities Exchange Act of 1934. The filing persons acquired their interest in TLC The Laser Center Inc. prior to the Company's registration of its common shares under Section 12(g) of the Securities Exchange Act.

CUSIP No. 872934104                   13G                      Page 6 of 7 Pages


Item 4.     Ownership.


            (a) The filing persons in the aggregate beneficially own 4,362,500 shares.

            (b) The aggregate shares owned constitute 13.0 percent of the class.

            (c) Dr. Machat has sole power to vote or to direct the vote of 4,322,293 of the shares and sole power to dispose or to direct the disposition of 4,362,500 of the shares.

            1123562 Ontario Limited has shared power to vote or to direct the vote of 4,300,000 of the shares and shared power to dispose or to direct the disposition of 4,300,000 of the shares.

            The Machat Family Trust has shared power to vote or to direct the vote of 4,300,000 of the shares and shared power to dispose or to direct the disposition of 4,300,000 of the shares.

            (d) Dr. Machat has the right to acquire 40,207 shares.


Item 5.     Ownership of Five Percent or Less of a Class.
            N/A

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.
            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
            N/A

Item 8.     Identification and Classification of Members of the Group.
            N/A

Item 9.     Notice of Dissolution of Group.
            N/A

Item 10.    Certifications.
            N/A

CUSIP No. 872934104                   13G                      Page 7 of 7 Pages


                                  SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


            Date: May 11, 1998

                                           /s/ Jeffery J. Machat
                                          -----------------------------
                                          Jeffery J. Machat


                                          1123562 Ontario Limited

                                          By: /s/ Jeffery J. Machat
                                          -----------------------------
                                          Jeffery J. Machat


                                          Machat Family Trust

                                          By: /s/ Jeffery J. Machat
                                          -----------------------------
                                          Jeffery J. Machat